Exhibit 99.1

Business Development Corporation of America, an affiliate of Benefit Street Partners, Acquires Siena Capital Finance LLC

NEW YORK, February 22, 2019 – Business Development Corporation of America (“BDCA”), an affiliate of Benefit Street Partners L.L.C., announced the acquisition of a controlling interest in Siena Capital Finance LLC (“Siena”) from Solaia Capital Advisors LLC (“Solaia”).

Siena is a leader in the asset-based lending (“ABL”) business, and offers asset based loans to middle market businesses across the United States. Siena was founded in 2012 by an ABL team backed by Solaia. The team consisted of professionals from Burdale Capital Finance, a wholly owned ABL subsidiary of Bank of Ireland. Since it was established, Siena has underwritten more than 100 transactions totaling over $1 billion in total credit facilities. Siena has an experienced team of 27 professionals, located in Connecticut, New York, Los Angeles, and Chicago. Siena will operate independently as a portfolio company of BDCA.

“We look forward to the next stage in our firm’s growth and to collaborating with BDCA to continue providing critical ABL solutions to our clients,” said Siena CEO David Grende. “BDCA’s disciplined underwriting and attractive capital base make them the ideal partner for Siena.”

“Siena represents a compelling investment opportunity for BDCA. We are excited to partner with David Grende and Siena’s seasoned management team,” noted BDCA CEO Richard Byrne. “Siena will complement our core private debt business and will broaden the suite of financing solutions that we can provide to clients.”

Affiliates of Solaia will retain a minority ownership interest in Siena. In addition, Solaia and BDCA intend to collaborate on future projects together. Solaia CEO Michael Carrazza commented, “We’ve fulfilled our role in supporting the development of Siena into a highly regarded and national ABL lender. Siena represents one of the top ABL lenders in the industry, and as part of BDCA, Siena is poised for its next phase of growth.”

Dechert LLP provided legal counsel to BDCA. Blank Rome LLP provided legal counsel and Hovde Group served as financial advisor to Siena.

About BDCA

BDCA is a non-traded business development company with a $2.5 billion investment portfolio, which primarily consists of loans to middle market companies, as of September 30, 2018. BDCA operates under the Investment Company Act of 1940. BDCA is managed by its investment adviser, BDCA Adviser, LLC, an affiliate of Benefit Street Partners L.L.C. For further information, please visit www.bdcofamerica.com.

About Benefit Street Partners

Benefit Street Partners L.L.C. is a leading credit-focused alternative asset management firm with approximately $26 billion in assets under management. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, long-short liquid credit and commercial real estate debt. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Resources, Inc. For further information, please visit www.benefitstreetpartners.com.

About Siena

Siena is an independent commercial finance company offering asset based loans typically between $3 and $30 million to small and middle market businesses across the United States. Siena offers a broad set of ABL solutions to its borrowers, including: working capital loans, leveraged and management buyout solutions, turnaround and restructuring solutions, growth financing, DIP financing, exit financing, seasonal or cyclical requirements, and dividend recapitalization solutions. Siena was founded in 2012, and is headquartered in Stamford, Connecticut. For further information, please visit www.sienalending.com.

About Solaia Capital

Solaia Capital is an execution-based investment management firm that invests in middle-market companies to create long-term value. Capital resources, combined with value-enhancing expertise, are used to complement experienced management teams in the execution of business plans, operational improvement strategies, growth initiatives, industry consolidation and select turnaround and recapitalization plans. For further information, please visit www.solaiacapital.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including the statements about BDCA’s expectations regarding Siena. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. All such forward looking statements speak only as of the date they are made, and BDCA undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Contact

BDCA

Business Development Corporation of America

Investor Relations

info@bdca.com